Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports First Quarter 2015 Results
Dallas, TX (April 28, 2015) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for first quarter 2015 of $289.2 million, or $0.81 per diluted common share, up from the fourth quarter 2014 net income of $247.0 million, or $0.69 per diluted common share, and up from first quarter 2014 net income of $81.5 million, or $0.23 per diluted common share. Core net income1 for the first quarter 2014 was $157.3 million, or $0.44 per diluted common share, which translates to a year-over-year core net income1 growth of 84 percent.
First Quarter 2015 Key Highlights:

•	Return on average equity of 31.2%, up from 29.1% in prior quarter and 11.6% in prior year first quarter. Core return on average equity[1] for prior year first quarter 2014 was 22.4%.

•	Return on average assets of 3.5%, up from 3.1% in prior quarter and 1.2% in prior year first quarter. Core return on average assets[1] for the first quarter 2014 was 2.3%.

•	Total originations of $7.4 billion, up from $6.1 billion in prior quarter and in line with $7.3 billion originated in prior year first quarter.

•	Asset sales of $1.5 billion, up from $1.1 billion in prior quarter and down from $1.7 billion in prior year first quarter.

•	Managed assets of $46.6 billion, up from $43.5 billion as of prior year-end.

•	Net charge-off ratio of 6.7%, down from 8.6% in prior quarter and up from 6.4% in prior year first quarter.

•	Provision for credit losses of $606 million, up from $560 million in the prior quarter and down from $699 million in prior year first quarter.

•	Expense ratio of 2.2%, in line with 2.2% in prior quarter and down from 3.8% in prior year first quarter. Core expense ratio[1] for the first quarter 2014 was 2.4%.

•	Efficiency ratio of 18.9%, down from 19.1% in prior quarter and 27.0% in prior year first quarter. Core efficiency ratio[1] for the first quarter 2014 was 16.9%.

"We are pleased to announce a strong start to the year with first quarter net income of $289 million and core net income1 growth of 84 percent year over year. We are producing strong returns on an increasing capital base, and these results reflect our continued ability to achieve profitable growth and display the stability and improved performance we've seen in the market. In this quarter, we continued to optimize our retained mix of assets highlighted by the increase in both retained assets and assets sold to new and existing third-party buyers," said Tom Dundon, Chairman and Chief Executive Officer.
In the first quarter, total originations were $7.4 billion, including $2.5 billion in Chrysler retail loans, $1.1 billion in Chrysler leases originated for our own portfolio, and $404 million in Chrysler lease originations facilitated for an affiliate. Other originations, including other auto and personal loans, totaled $3.4 billion for the first quarter 2015. First quarter auto originations saw a seasonal benefit due to tax refund season, while personal lending originations saw a seasonal decline due to seasonal retail patterns.

1 For a reconciliation from GAAP to this non-GAAP measure, see "Reconciliation of Non-GAAP Measures" on Page 14 of this release.

Finance receivables, loans and leases, net2, increased 7 percent to $30.7 billion at March 31, 2015, from $28.8 billion at December 31, 2014, and increased 21 percent from $25.3 billion at March 31, 2014. SCUSA's retained average APR as of the end of the first quarter 2015 for retail installment contracts held for investment was 16.6 percent, up from 16.0 percent as of the end of the fourth quarter 2014 and up from 16.3 percent as of the end of the first quarter 2014. Portfolio trends are reflective of the mix of assets retained at the end of each quarter which can be affected by the credit quality and timing of asset sales, as well as normal seasonality of the business.
Net finance and other interest income increased 10 percent to $1.1 billion in the first quarter 2015 from $1.0 billion in the first quarter 2014, driven by growth in the average portfolio. The provision for credit losses increased to $606 million in the first quarter 2015, from $560 million in the fourth quarter 2014, and decreased from $699 million in the first quarter 2014. The quarter-over-quarter provision increase was primarily driven by higher retained asset balances and retained portfolio mix, both of which are accretive to future earnings. The allowance for loan losses increased marginally to $3.2 billion quarter-over-quarter. The allowance to loans ratio3 remained flat at 11.5 percent as of March 31, 2015 from 11.5 percent as of December 31, 2014.
"Higher asset balances and the mix of retained assets during the quarter led to a marginal provision build versus prior quarter. Given there is an interrelationship among volume, retained portfolio mix, provision and profit, we should see a benefit to future earnings from both higher average assets and the mix of those assets," said Jason Kulas, President and Chief Financial Officer.
Consistent with expected seasonal patterns, SCUSA’s net charge-off ratio decreased to 6.7 percent for the first quarter 2015 from 8.6 percent for the fourth quarter 2014, and increased from 6.4 percent for the first quarter 2014, primarily due to aging of the overall portfolio and portfolio mix. Additionally, SCUSA’s delinquency ratio decreased to 3.2 percent as of the end of the first quarter 2015 from 4.5 percent at the end of the fourth quarter 2014, comparable to the 3.1 percent delinquency ratio as of the end of the first quarter 2014.
During the quarter, SCUSA incurred $245 million of operating expenses, up 6 percent from $230 million in the fourth quarter 2014, and down 23 percent from $318 million in the first quarter 2014. First quarter 2015 operating expenses were up 24 percent from core operating expenses4 in the first quarter 2014 of $199 million, primarily due to SCUSA’s strong managed asset growth over the previous year, leading to higher headcount. SCUSA produced a 2.2 percent expense ratio for the quarter, down from 3.8 percent expense ratio and 2.4 percent core expense ratio1 in the same period last year despite an increase in regulatory and compliance costs.
During Q1 2015, SCUSA executed two securitizations totaling $2.0 billion5 and advanced $1.1 billion on private term amortizing facilities. During the quarter, SCUSA continued to show funding diversification by relaunching the DRIVE securitization platform and executing the first DRIVE transaction since 2006 to meet investor demand.
Additionally, SCUSA continued to focus on its forward flow relationships to leverage its servicing platform and increase servicing fee income. During the quarter, SCUSA grew its relationships and completed a $561 million6 lease sale as well as a bankruptcy sale of charged off assets for $38 million in proceeds. In addition, SCUSA sold $919 million of assets through monthly loan sale programs to existing flow partners. Servicing fee income totaled $24.8 million in the first quarter 2015, up from $10.4 million in the first quarter 2014 primarily due to the increase in the portfolio of loans and leases serviced for others to $11.2 billion as of March 31, 2015, up from $6.2 billion as of March 31, 2014. For the first quarter 2015, net investment gains, which primarily consist of gains on sale, totaled $21.2 million, flat with $21.3 million in the fourth quarter 2014 and down from $35.8 million in the first quarter 2014, driven mostly by the timing of asset sales7.

2 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
3 Excludes purchased receivables portfolio and finance receivables held for sale.
4 For a reconciliation from GAAP to this non-GAAP measure, see "Reconciliation of Non-GAAP Measures" on Page 14 of this release.
5 Net bonds sold of $1.96 billion of total $2.03 billion offered.
6 Depreciated net cap cost.
7 The absence of a CCART transaction in the first quarter 2015 compared to the first quarter 2014 explains the reduction in net investment gains year-over-year. SCUSA executed a CCART transaction at the beginning of the second quarter 2015.

Conference Call Information
SCUSA management will host a conference call and webcast to discuss the first quarter results and other general matters at 10:30 a.m. EDT on Tuesday, April 28, 2015. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 24853184. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q1 2015 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 24853184, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through April 28, 2016. An investor presentation will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (f) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (g) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (h) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (i) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (j) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and personal lending products. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of more than $46 billion (as of March 31, 2015), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
First Quarter 2015

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
Assets	(Unaudited, Dollars in thousands, except per share amounts)
Cash and cash equivalents	$26,952	$33,157
Finance receivables held for sale	1,045,869	46,585
Finance receivables held for investment, net	24,650,372	23,915,551
Restricted cash	2,687,304	1,920,857
Accrued interest receivable	353,121	364,676
Leased vehicles, net	5,042,419	4,862,783
Furniture and equipment, net	45,353	41,218
Federal, state and other income taxes receivable	124,545	502,035
Related party taxes receivable	—	459
Deferred tax asset	19,367	21,244
Goodwill	74,056	74,056
Intangible assets	53,590	53,682
Due from affiliates	90,351	102,457
Other assets	452,272	403,416
Total assets	$34,665,571	$32,342,176
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$7,338,550	$6,402,327
Notes payable — secured structured financings	18,000,121	17,718,974
Notes payable — related party	4,375,000	3,690,000
Accrued interest payable	19,175	17,432
Accounts payable and accrued expenses	366,707	315,130
Federal, state and other income taxes payable	6,856	319
Deferred tax liabilities, net	509,428	492,303
Due to affiliates	47,812	48,688
Other liabilities	151,441	98,654
Total liabilities	30,815,090	28,783,827

Equity:
Common stock, $0.01 par value	3,500	3,490
Additional paid-in capital	1,576,234	1,560,519
Accumulated other comprehensive income (loss)	(9,290)	3,553
Retained earnings	2,280,037	1,990,787
Total stockholders’ equity	3,850,481	3,558,349
Total liabilities and equity	$34,665,571	$32,342,176

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended March 31,
	2015	2014
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,230,002	$1,140,329
Leased vehicle income	332,946	147,123
Other finance and interest income	7,341	250
Total finance and other interest income	1,570,289	1,287,702
Interest expense	148,856	124,446
Leased vehicle expense	273,064	120,069
Net finance and other interest income	1,148,369	1,043,187
Provision for credit losses	605,981	698,594
Net finance and other interest income after provision for credit losses	542,388	344,593
Profit sharing	13,516	32,161
Net finance and other interest income after provision for credit losses and profit sharing	528,872	312,432
Investment gains, net	21,247	35,814
Servicing fee income	24,803	10,405
Fees, commissions, and other	101,133	89,304
Total other income	147,183	135,523
Salary and benefits expense	100,540	201,915
Repossession expense	58,826	48,431
Other operating costs	86,013	68,102
Total operating expenses	245,379	318,448
Income before income taxes	430,676	129,507
Income tax expense	141,426	48,041
Net income	289,250	81,466

Net income per common share (basic)	$0.83	$0.23
Net income per common share (diluted)	$0.81	$0.23
Dividends declared per common share	$—	$—
Weighted average common shares (basic)	349,421,960	348,101,891
Weighted average common shares (diluted)	356,654,466	356,325,036

Table 3: Other Financial Information

	For the Three Months Ended March 31,
	2015	2014
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	17.2%	17.7%
Yield on purchased receivables portfolios	14.1%	15.7%
Yield on receivables from dealers	5.1%	4.1%
Yield on personal loans (1)	21.0%	27.6%
Yield on earning assets (2)	15.2%	16.6%
Cost of debt (3)	2.1%	2.0%
Net interest margin (4)	13.4%	14.8%
Efficiency ratio (5)	18.9%	27.0%
Expense ratio (6)	2.2%	3.8%
Return on average assets (7)	3.5%	1.2%
Return on average equity (8)	31.2%	11.6%
Net charge-off ratio on individually acquired retail installment contracts (9)	6.1%	6.2%
Net charge-off ratio on purchased receivables portfolios (9)	(1.3)%	5.3%
Net charge-off ratio on personal loans (9)	17.6%	12.9%
Net charge-off ratio (9)	6.7%	6.4%
Delinquency ratio on individually acquired retail installment contracts, end of period (10)	2.9%	2.6%
Delinquency ratio on personal loans, end of period (10)	6.6%	7.4%
Delinquency ratio, end of period (10)	3.2%	3.1%
Tangible common equity to tangible assets (11)	10.8%	9.7%
Common stock dividend payout ratio (12)	—	—
Allowance to loans (13)	11.5%	11.0%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$383,657	$344,788
Charge-offs, net of recoveries, on purchased receivables portfolios	(2,550)	23,523
Charge-offs, net of recoveries, on unsecured consumer loans	93,485	38,289
Charge-offs, net of recoveries, on capital leases	183	—
Total charge-offs, net of recoveries	$474,775	$406,600
End of period Individually acquired retail installment contracts Delinquent principal over 60 days	$729,274	$602,983
End of period Personal loans Delinquent principal over 60 days	$140,636	$90,103
End of period Delinquent principal over 60 days	$913,324	$802,133
End of period assets covered by allowance for credit losses	$27,868,510	$24,156,564
End of period Gross finance receivables and loans	$28,412,473	$25,720,396
End of period Gross finance receivables, loans, and leases	$34,251,453	$29,082,803
Average Gross individually acquired retail installment contracts	$25,355,751	$22,313,555
Average Gross purchased receivables portfolios	765,653	1,761,056
Average Gross receivables from dealers	102,714	129,943
Average Gross personal loans	2,128,655	1,189,570
Average Gross capital leases	116,264	766
Average Gross finance receivables, loans and capital leases	$28,469,037	$25,394,890
Average Gross finance receivables, loans, and leases	$34,206,058	$28,213,931
Average Managed assets	$44,782,142	$33,285,709
Average Total assets	$33,382,629	$27,812,499
Average Debt	$28,626,060	$24,570,719
Average Total equity	$3,704,399	$2,809,838

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases*

(3)	“Cost of debt” is defined as the ratio of Interest expense to Average debt*

(4)	“Net interest margin” is defined as the ratio of Net finance and other interest income to Average gross finance receivables, loans and leases*

(5)	“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net finance and other interest income and Other income

(6)	"Expense ratio" is defined as the ratio of Operating expenses to Average managed assets*

(7)	“Return on average assets” is defined as the ratio of Net income to Average total assets*

(8)	“Return on average equity” is defined as the ratio of Net income to Average total equity*

(9)	“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to average balance of the respective portfolio*

(10)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio

(11)
“Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 14 of this release)

(12)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share

(13)	“Allowance to loans” is defined as the ratio of Allowance for credit losses to End of period assets covered by allowance for credit losses
*Ratio is annualized

Table 4: Credit Quality

Amounts as of and for the quarter ended March 31, 2015 are as follows:
(dollars in thousands)

	Retail Installment Contracts Acquired Individually	Personal Loans
Credit loss allowance — beginning of period	$2,726,338	$348,660
Provision for credit losses	507,148	97,703
Charge-offs	(926,993)	(99,690)
Recoveries	543,336	6,205
Transfers to held-for-sale	(27,117)	—
Credit loss allowance — end of period	$2,822,712	$352,878

Net charge-offs	$383,657	$93,485
Average unpaid principal balance (UPB)	25,355,751	2,128,655
Charge-off ratio	6.1%	17.6%

	Retail Installment Contracts Acquired Individually		Personal Loans
Principal, 31-60 days past due	$1,716,139	6.7%	$58,389	2.8%
Delinquent principal over 60 days	729,274	2.9%	140,636	6.6%
Total delinquent principal	$2,445,413	9.6%	$199,025	9.4%

Table 5: Originations

	Three Months Ended
	March 31, 2015	March 31, 2014
Retained Originations	(Dollars in thousands)
Retail installment contracts	$4,791,581	$4,499,969
Average APR	16.9%	16.0%
Discount	3.4%	3.5%

Personal loans	$166,492	$107,902
Average APR	18.1%	20.8%
Discount	—	—

Receivables from dealers	$—	$14,823
Average APR	—	3.4%
Discount	—	—

Leased vehicles	$1,130,115	$1,211,999

Capital leases	$55,730	$3,046
Total originations retained	$6,143,918	$5,837,739

Sold Originations
Retail installment contracts	$804,144	$1,112,667
Average APR	4.7%	4.5%

Receivables from dealers	$—	$—
Average APR	—	—

Leased vehicles	$—	$—
Total originations sold	$804,144	$1,112,667

Total SCUSA originations	$6,948,062	$6,950,406

Facilitated Originations
Retail installment contracts	$—	$—
Receivables from dealers	$—	$144,753
Leased vehicles	403,899	245,668
Total originations facilitated for affiliates	$403,899	$390,421

Total originations	$7,351,961	$7,340,827

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended
	March 31, 2015	March 31, 2014
	(Dollars in thousands)
Asset Sales
Retail installment contracts	$919,078	$1,685,724
Average APR	4.7%	4.5%

Receivables from dealers	$—	$—
Average APR	—	—

Leased vehicles	$561,334	$—
Total asset sales	$1,480,412	$1,685,724

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount as of March 31, 2015 and December 31, 2014 are as follows:

	March 31, 2015	December 31, 2014
	(Dollars in thousands)
Retail installment contracts	$26,194,567	$25,401,461
Average APR	16.6%	16.0%
Discount	2.4%	2.1%

Personal loans	$2,115,496	$2,128,769
Average APR	23.0%	23.1%
Discount	0.1%	0.1%

Receivables from dealers	$102,410	$100,164
Average APR	4.2%	4.3%
Discount	—	—

Leased vehicles	$5,695,353	$5,504,467

Capital leases	$143,627	$91,350

Table 8: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)	For the Three Months Ended
	March 31, 2014
Net income	$81,466
Add back:
Stock compensation recognized upon IPO, net of tax	74,428
Other IPO-related expenses, net of tax	1,409
Core net income	$157,303

Weighted average common shares (diluted)	356,325,036
Net income per common share (diluted)	$0.23
Core net income per common share (diluted)	$0.44

Average total assets	$27,812,499
Return on average assets	1.2%
Core return on average assets	2.3%

Average total equity	$2,809,838
Return on average equity	11.6%
Core return on average equity	22.4%

Operating expenses	$318,448
Deduct:
Stock compensation recognized upon IPO, net of tax	117,654
Other IPO-related expenses, net of tax	2,175
Core operating expenses	$198,619

Sum of net interest income and other income	$1,178,710
Efficiency ratio	27.0%
Core efficiency ratio	16.9%

Average managed assets	$33,285,709
Expense ratio	3.8%
Core expense ratio	2.4%

	March 31, 2015	March 31, 2014
Total equity	$3,850,481	$2,908,018
Deduct: Goodwill and intangibles	127,646	128,447
Tangible common equity	$3,722,835	$2,779,571

Total assets	$34,665,571	$28,796,233
Deduct: Goodwill and intangibles	127,646	128,447
Tangible assets	$34,537,925	$28,667,786

Equity to assets ratio	11.1%	10.1%
Tangible common equity to tangible assets	10.8%	9.7%